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                                                                      EXHIBIT 21

                        LIST OF REGISTRANT'S SUBSIDIARIES


1.    Universal Forest Products Eastern Division, Inc., a Michigan Corporation.

2.    Universal Forest Products Western Division, Inc., a Michigan Corporation.

3.    Shoffner Industries, Inc., a Michigan Corporation.

4.    Shoffner Industries, LLC., a Limited Liability Company.

5.    Consolidated Building Components, Inc., a Pennsylvania Corporation.

6.    Euro-Pacific Building Materials, Inc., an Oregon Corporation.

7.    Universal Forest Products of Canada, Inc., a Canadian Corporation.

8.    Nascor, Inc., a Canadian Corporation (59% owned).

9.    Universal Forest Products de Mexico, S.A. de C.V., a Mexican Corporation.

10. Universal Forest Products Mexico Holdings, S. de R.L. de C.V., a Mexican Corporation.

11.   Universal Forest Products - FSC, Inc., a Barbados Corporation.

12.   Universal Forest Products Holding Company, Inc., a Michigan Corporation.

13.   Universal Forest Products Reclamation Center, Inc., a Michigan
      Corporation.

14.   Universal Truss, Inc., a Michigan Corporation.

15.   Universal Consumer Products, Inc., a Michigan Corporation.